Exhibit (10)(ii)

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

         THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 6th day of February, 2002, between COOPER TIRE & RUBBER COMPANY, a Delaware corporation with its principal offices located at 701 Lima Avenue, Findlay, Ohio 45840, (the “Company”), and Thomas A. Dattilo, residing at 26730 West River Road, Perrysburg, Ohio 43551 (the “Executive”).

W I T N E S S E T H:

         WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of January 1, 1999 (the “Original Agreement”), which was superseded in its entirety by an Amended and Restated Employment Agreement, made and entered into on June 6, 2000 (the “Amended Agreement”), and which will now be superseded in its entirety by this Agreement; and

         WHEREAS, the Executive and the Company entered into an RSU Award Agreement dated as of November 18, 1999 (the “Award Agreement”); and

         WHEREAS, the Executive has been employed by the Company in the capacity of Chairman of the Board, President and Chief Executive Officer; and

         WHEREAS, the Company desires to continue to retain the services of the Executive in the future; and

         WHEREAS, the Executive desires to continue to serve in the capacity of Chairman of the Board, President and Chief Executive Officer of the Company, pursuant to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive hereby amend and restate the Amended Agreement to read as follows:

         1.     Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a)     “Affiliate” means any corporation, limited liability company, joint venture, partnership, or other legal entity in which the Company owns, directly or indirectly, or has previously owned, at least fifty percent (50%) of the capital stock, profits, interest or capital interest.

Exhibit (10)(ii)

                  (b)     “Average Compensation” means the Executive’s average annual compensation, including Base Pay and any annual and long-term incentive compensation earned, during the five (5) calendar years prior to the year in which a Termination occurs.

                  (c)     “Base Pay” means the Executive’s rate of annual base salary, as defined in the Compensation Plan, as in effect from time to time.

                  (d)     “Board” means the Board of Directors of the Company.

                  (e)     “Cause” means:

(10)	prior to a Change in Control, termination of the Executive’s employment with the Company by the Board because of:

(1)	the willful and continued failure by the Executive to perform substantially the duties of the Executive’s position, and the failure of the Executive to correct such failure of performance after notification by the Board of any such failure; or

(ii)	any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any affiliate thereof, and failure of the Executive to correct such act or omission after notification by the Board of any such act or omission; or

(iii)	the conviction of a criminal violation involving fraud, embezzlement or theft in connection with Executive’s duties or in the course of Executive’s employment with the Company.

(Y)	following a Change in Control, termination of the Executive’s employment with the Company by the Board because of:

(1)	any act or omission constituting a material breach by the Executive of any of his significant obligations or agreements under this Agreement or the continued failure or refusal of the Executive to adequately perform the

Exhibit (10)(ii)

duties reasonably required hereunder which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate thereof, after notification by the Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii)	the commission by and conviction of the Executive of a felony, or the perpetration by and criminal conviction of or civil verdict finding the Executive committed a dishonest act or common law fraud against the Company or any affiliate thereof (for the avoidance of doubt, conviction and civil verdict, in each case, shall mean when no further appeals may be taken by the Executive from such conviction or civil verdict and such conviction or civil verdict becomes final and binding upon the Executive with no further right of appeal); or

(iii)	any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any affiliate thereof, and failure of the Executive to correct such act or omission after notification by the Board of any such act or omission; or

Any notification to be given by the Board in accordance with Section 1(e)(X)(i), 1(e)(X)(ii), 1(e)(Y)(i) or 1(e)(Y)(iii) shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 1(e)(X)(i), 1(e)(X)(ii), 1(e)(Y)(i) or 1(e)(Y)(iii), shall describe the injury to the Company, and such notification must be given within twelve (12) months of the Board becoming aware, or within twelve (12) months of when the Board should have reasonably become aware of the breach, failure, refusal, act, or omission identified in the notification. Notwithstanding Section 24, failure to notify the

Exhibit (10)(ii)

Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach of this Agreement.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any Affiliate thereof, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

                  (f)     “Change in Control” means the occurrence during the Term of any of the following events:

(i) the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of the Company immediately prior to such transaction;

(ii) all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former stockholders of the Company immediately prior to such transaction or series of transactions;

(iii) a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the date of this Agreement) of the Securities Exchange Act of 1934, (the “Exchange Act”) become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (i) 15% or more but less than 35% of the voting power of the then outstanding voting securities of the Company without prior approval of the Board, or (ii) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing

Exhibit (10)(ii)

does not apply to any such acquisition that is made by (w) any Affiliate of the Company; (x) any employee benefit plan of the Company or any Affiliate; or (y) any person or group of which employees of the Company or of any Affiliate control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (z) any person or group that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Executive; or

(iv) a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the date of this Agreement or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

                  (g)     “Code” means the Internal Revenue Code of 1986, as amended.

                  (h)     “Committee” means the Compensation Committee of the Board.

                  (i)     “Common Stock” means the Company’s common stock, par value $1.00 per share.

                  (j)     “Company” means the Company as hereinbefore defined.

                  (k)     “Compensation Plan” means the Company’s Top Management Compensation Plan adopted by the Board on April 28, 1973.

                  (l)     “Disability” or “Disabled” means when, the Executive has been totally disabled by bodily injury or disease so as to prevent him from being physically able to perform the job duties as required under this Agreement, and such total disability shall have continued for five (5) consecutive months, and, in the opinion of a qualified physician selected by the Company, such disability will presumably be permanent and continuous during the remainder of Executive’s life.

                  (m)     “Good Reason” means the occurrence of any of the following, without Executive’s express, prior written consent:

(i) a material breach by the Company of Section 2 or Section 4 of this Agreement, including but not limited to, the assignment to the Executive of any duties inconsistent with his status as Chairman of the Board, President and Chief Executive Officer of the Company, or his removal from such position, or a substantial

Exhibit (10)(ii)

alteration in the nature or status of his responsibilities from those described herein, and the failure of the Company to remedy such breach within thirty (30) days after receipt of written notice of such breach from the Executive;

(ii) the relocation of the office of the Company where the Executive is employed to a location other than Findlay, Ohio, except for required travel on the Company’s business to an extent reasonably required to perform his duties hereunder;

(iii) except as required by law, the failure by the Company to continue to provide the Executive with benefits at least as favorable as those provided to him under the Plans (as defined in Section 4(b)), the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefits enjoyed by him or the failure by the Company to provide Executive with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the date of this Agreement;

(iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 20 hereof or, if the business of the Company for which the Executive’s services are principally performed is sold, the purchaser of such business shall fail to agree to assume this Agreement or to provide Executive with the same or a comparable position, duties, benefits, and base salary and incentive compensation as provided in Section 4 of this Agreement;

(v) the failure of the Board to re-elect Executive to the positions of Chairman of the Board and Chief Executive Officer during the Term; or

(vi) following the date a Change in Control of the Company has occurred, voluntary termination by Executive for any reason, or without reason, during a period of three hundred sixty-five (365) days from such date.

                  (n)     “Incentive Compensation Plan” means the Cooper Tire & Rubber Company 1998 and 2001 Incentive Compensation Plans, as amended.

                  (o)     “Nonqualified Supplementary Benefit Plan” means the Cooper Tire & Rubber Company Nonqualified Supplementary Benefit Plan, effective November 8, 1984, as amended.

Exhibit (10)(ii)

                  (p)     “Retirement Plans” means the Spectrum Retirement Plan and the Nonqualified Supplementary Benefit Plan or any successor plans thereto which provide comparable benefits.

                  (q)     “Severance Period” means, in the event of a Termination, the period of time commencing on the Termination Date and continuing for the greater of:

(i) two (2) years, or

(ii) the remainder of the Term (as defined in Section 3).

                  (r)     “Spectrum Retirement Plan” means the Cooper Tire & Rubber Company Spectrum Retirement Plan, effective January 1, 2002, as amended.

                  (s)     “Termination” means:

(i) the involuntary termination of the Executive’s employment by the Company at any time without Cause, for any reason other than retirement, death or disability, or

(ii) termination of his employment by the Executive for Good Reason.

                  (t)     “Termination Date” means the date on which the Executive’s employment with the Company is terminated by the company or the Executive for any reason or for no reason. If the Executive’s employment is terminated by the Company, such date shall be specified in a written notice of termination (which date shall be no earlier than the date of furnishing such notice), or if no such date is specified therein, the date of receipt by the Executive of such written notice of termination, otherwise the Executive shall specify such date in a written notice of his resignation.

                  (u)     “1998 Option Plan” means the Cooper Tire & Rubber Company 1998 Employee Stock Option Plan, as amended.

         2.     Employment and Duties.

                  (a)     General. The Company hereby employs the Executive and the Executive agrees upon the terms and conditions herein set forth to serve as Chairman of the Board, President and Chief Executive Officer, and, in such capacity, shall perform such duties as may be delineated in the by-laws of the Company, and such other duties, commensurate with the Executive’s title and position of Chairman of the Board, President and Chief Executive Officer, as may

Exhibit (10)(ii)

be assigned to the Executive from time to time by the Board. If elected, the Executive will serve as a member of the Board or on committees of the Board.

                  (b)     Exclusive Services. Throughout the Term (as defined in Section 3), Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during reasonable vacations and unless prevented by ill health, devote his full-time and undivided attention during normal business hours to the business and affairs of the Company consistent with his senior executive position, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, and shall use his best efforts to promote and serve the interests of the Company.

                  (c)     Restrictions on Other Employment. Throughout the Term and provided that such activities do not contravene the provisions of Section 2(b) hereof or Section 16 hereof:

(i) Executive may engage in charitable and community affairs;

(ii) Executive may perform inconsequential services without specific compensation therefor in connection with the management of personal investments; and,

(iii) Executive may, directly or indirectly, render services to any other person or organization (including service as a member of the Board of Directors of any other unaffiliated company), for which he receives compensation, that is not in competition with the Company, subject in each case to the approval of the Board. Executive may retain all fees he receives for such services, and the Company shall not reduce his compensation by the amount of such fees. For purposes of this Section 2(c)(iii) competition shall have the same meaning as intended for the purposes of Section 16.

         3.     Term of Employment. Subject to the provisions of Section 5 through Section 10 hereof, the Company shall retain the Executive and the Executive shall serve in the employ of the Company for a period (the “Term”) commencing on January 1, 2002 and continuing in effect through December 31, 2005; provided, however, that commencing on January 1, 2003, and each January 1 thereafter until the year in which the Executive’s 62nd birthday occurs, the Term shall automatically be extended for one additional year unless, no later than September 30 of the preceding year, the Company or the Executive shall have given notice to the other that it does not wish to extend this Agreement.

         4.     Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services

Exhibit (10)(ii)

rendered hereunder:

                  (a)     Base Salary. The Company shall pay to the Executive Base Pay at the rate of $725,000.00 per annum, payable biweekly. The Base Pay will be reviewed not less than annually by the Board or by the Compensation Committee and may be increased, but not decreased.

                  (b)     Employee Benefit Plans. At all times during the Term, the Executive shall be provided the opportunity to participate in such Retirement Plans, and such employee pension benefit plans, whether or not qualified, and employee welfare benefit plans, programs and arrangements (collectively, the “Plans”) as are generally made available to executives of the Company. Unless otherwise required by law, the Plans, when considered as a whole, will provide for benefits to Executive no less favorable than those currently provided.

                  (c)     Incentive Compensation. The Executive shall be eligible to participate in the annual incentive compensation program established by the Compensation Plan.

                  (d)     Long-Term Incentive Compensation. The Executive shall be eligible to participate in such long-term incentive plans and programs as the Company generally provides to its senior executives.

         5.     Termination Without Cause or for Good Reason Prior to a Change in Control. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive terminates his employment hereunder for Good Reason, in each case prior to a Change in Control, and conditioned upon the Executive’s delivering to the Company the Release provided for in Section 17 with all periods for revocation expired, the Executive shall be entitled to receive:

                  (a)     “Severance Pay” which shall equal the sum of the biweekly payments that the Executive would receive if he were paid at the rate of his Average Compensation for the remainder of the Term. Severance Pay shall be paid in a single lump sum in cash within thirty (30) days following the expiration of such revocation period.

                  (b)     The Company shall provide the Executive with lifetime life, accident and health insurance benefits substantially similar to those to which Executive and Executive’s family were entitled immediately prior to the Termination. Benefits otherwise receivable by Executive pursuant to this subsection 5(b) shall be reduced to the extent comparable benefits are actually received by Executive from other employment, and any such benefits actually received by Executive shall be reported to the Company.

                  (c)     In addition to the pension benefits to which the Executive is

Exhibit (10)(ii)

entitled under the Retirement Plans, the Company shall pay the Executive in cash within thirty (30) days following the Termination Date, a single lump sum equal to the actuarial equivalent of the excess of (1) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which he would have accrued under the terms of the Retirement Plans (without regard to any amendment to such Retirement Plans or other pension benefit program described herein), determined as if the Executive were fully vested thereunder and had accumulated (after the Termination Date) twenty-four (24) additional months (or, if greater, the number of months remaining in the Term) of service credit thereunder at his highest annual rate of compensation during any calendar year for the five (5) years immediately preceding the Termination Date (but in no event shall the Executive be deemed to have accumulated additional months of service credit after his sixty-fifth (65th) birthday), over (2) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which the Executive had then accrued pursuant to the provisions of the Retirement Plans. For purposes of this subsection, “actuarial equivalent” shall be determined using the 1994 Uninsured Pensioner Mortality Table (UP-94) and annual compound interest at the Corporate Bond yield average for bonds rated Aaa by Moody’s reduced by fifty (50) basis points (.5 percent). The rate chosen from the aforereferenced table will be for the calendar month five months prior to the month which contains the effective date of payment and will be truncated to the lower 0.25% increment (e.g. 6.00%, 6.25%, 6.50%, etc.).

                  (d)     Notwithstanding any provision in the Award Agreement, all restricted stock units granted to the Executive which have not otherwise vested shall immediately vest and within thirty (30) days following the Termination Date, the Company shall pay to Executive an amount equal to the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Common Stock represented by such restricted stock units determined as of the Termination Date. Such cash payment shall be deemed to be in lieu of and in substitution for any right Executive may have to such restricted stock units under the terms of the Award Agreement, and Executive agrees to surrender all restricted stock units being cashed out hereunder immediately prior to receiving the cash payment described above;

                  (e)     Notwithstanding any provision in the Incentive Compensation Plan, 1998 Option Plan or other relevant plan or program, all stock options granted to the Executive by the Company which have not otherwise vested shall be vested. Within thirty (30) days after the Termination Date, the Company shall pay to Executive in cash an amount equal to the aggregate of the difference between the exercise price of each stock option granted to the Executive prior to the Termination Date, and the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Company’s stock subject to the related option, determined as of the Termination Date. Such cash payment shall be deemed to be in lieu of and in substitution for any right Executive may have to exercise such stock option or a related stock appreciation right under the terms of

Exhibit (10)(ii)

the relevant stock option plan describing such rights, and Executive agrees to surrender all stock options and related stock appreciation rights being cashed out hereunder prior to receiving the cash payment described above.

         6.     Termination Without Cause or for Good Reason Following a Change in Control, etc.

                  (a)     If, prior to the expiration of the Term, subsequent to a Change in Control and during the Severance Period, the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment hereunder for Good Reason, and conditioned upon the Executive’s delivering to the Company the Release provided for in Section 17 with all periods for revocation expired, the Company shall pay or provide to the Executive:

(i) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the Executive’s then current Base Pay and pro rata incentive compensation accrued through his Termination Date; plus

(ii) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the greater of:

(A) the Executive’s Severance Pay; or

(B) three (3) times the sum of (x) Executive’s Base Pay plus (y) target annual incentive compensation for the year prior to the Change in Control; plus

(iii) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the actuarial equivalent of:

(A) the excess of (1) the retirement pension (determined as a straight line annuity commencing at age sixty-five (65)) which he would have accrued under the terms of the Retirement Plans (without regard to any amendment to such Retirement Plans or other pension benefit program described herein), determined as if the Executive were fully vested thereunder and had accumulated (after the Termination Date) thirty-six (36) additional months (or, if greater, the number of months remaining in the Term) of service credit thereunder at his highest annual rate of compensation during any calendar year for the five (5) years immediately preceding the Termination Date (but in no event shall Executive be deemed to have accumulated additional months of service

Exhibit (10)(ii)

credit after his sixty-fifth (65th) birthday), over (2) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which Executive had then accrued pursuant to the provisions of the Retirement Plans; plus

(B) the retirement pension Executive has accrued under the Nonqualified Supplementary Benefit Plan.

For purposes of this subsection, “actuarial equivalent” shall be determined using the 1994 Uninsured Pensioner Mortality Table (UP-94) and annual compound interest at the Corporate Bond yield average for bonds rated Aaa by Moody’s reduced by fifty (50) basis points (.5 percent). The rate chosen from the aforereferenced table will be for the calendar month five months prior to the month which contains the effective date of payment and will be truncated to the lower 0.25% increment (e.g. 6.00%, 6.25%, 6.50%, etc.);

(iv) for thirty-six (36) months following his Termination Date, the Company shall arrange to provide Executive with life, accident and health insurance benefits substantially similar to those to which Executive and Executive’s family were entitled immediately prior to Executive’s Termination. Benefits otherwise receivable by Executive pursuant to this subsection 6(a)(iv) shall be reduced to the extent comparable benefits are actually received by Executive during the remainder of such period following his Termination, and any such benefits actually received by Executive shall be reported to the Company;

(v) following the end of the period specified in subsection 6(a)(iv), lifetime retiree medical and life insurance coverage, which shall be based on the Company’s plans in effect immediately prior to the Change in Control, and, for purposes of such plans, with the Executive deemed to have thirty (30) years of credited service and as if he had attained age sixty-five and retired at the end of such period; and

(vi) outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 15% of the Executive’s Base Pay.

                  (b)     Notwithstanding any provision in the Award Agreement or this Section 6, all restricted stock units granted to the Executive which have not otherwise vested shall immediately vest and within five (5) days after the consummation of the Change in Control the Company shall pay to Executive an amount equal to the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Common Stock

Exhibit (10)(ii)

represented by such restricted stock units determined as of the consummation of the Change in Control. Such cash payment shall be deemed to be in lieu of and in substitution for any right Executive may have to such restricted stock units under the terms of the Award Agreement, and Executive agrees to surrender all restricted stock units being cashed out hereunder immediately prior to receiving the cash payment described above.

                  (c)     Notwithstanding any provision in the Incentive Compensation Plan, the 1998 Option Plan, other relevant plan or program or this Section 6, all stock options granted to the Executive by the Company which have not otherwise vested shall be vested and within five (5) days after the consummation of the Change in Control, the Company shall pay to Executive in cash an amount equal to the aggregate of the difference between the exercise price of each stock option granted to Executive prior to the consummation of the Change in Control, and the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Common Stock subject to the related option, determined as of the consummation of the Change in Control. Such cash payment shall be deemed to be in lieu of and in substitution for any right Executive may have to exercise such stock option or a related stock appreciation right under the terms of the relevant stock option plan describing such rights, and Executive agrees to surrender all stock options and related stock appreciation rights being cashed out hereunder prior to receiving the cash payment described above.

         7.     Termination for Cause or Without Good Reason. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment hereunder without Good Reason, the Executive shall not be eligible to receive Base Pay under Section 4(a) or to participate in any Plans under Section 4(b) with respect to periods after the Termination Date, and except as otherwise provided by applicable law, and except for the right to receive vested benefits under any Plan in accordance with the terms of such Plan. However, the Executive shall be eligible to receive a pro rata portion of any incentive compensation for the Company’s fiscal year during which the Termination Date occurs, but not for any later years.

         8.     Termination by Death. If the Executive dies prior to the expiration of the Term, Executive’s beneficiary, estate or family, as applicable, shall be entitled to receive:

(a) for a period of 90 days beginning on the date of the Executive’s death a biweekly amount equal to the biweekly Base Pay paid to the Executive by the Company for the payroll period immediately prior to his death,

(b) any pro rata portion of the Executive’s incentive compensation for the fiscal year in which Executive’s death occurs, and

Exhibit (10)(ii)

(c) lifetime health insurance benefits in effect immediately prior to Executive’s death.

           9.      Termination by Disability. If, prior to the expiration of the Term, the Executive becomes Disabled, the Company or the Executive shall be entitled to terminate his employment, and Executive shall be entitled to:

(1)	any pro rata portion of the Executive’s incentive compensation for the fiscal year in which the Executive’s Disability occurs, and

(b)	all available benefits under the Plans, including lifetime life, accident and health insurance benefits substantially similar to those to which Executive and Executive’s family were entitled immediately prior to Executive’s termination of employment with the Company because of Executive becoming Disabled.

         10.     Termination by Retirement. If, prior to the expiration of the Term, the Executive voluntarily elects to retire under the Spectrum Retirement Plan, Executive’s employment will be terminated as of the date of such retirement.

         11.     Additional Payment Upon Termination. In addition, upon termination after December 31, 2003 of the Executive’s employment under any of the circumstances set forth in Paragraphs 5 through 10, except termination by the Company for Cause, and regardless of whether such termination is voluntary or involuntary, or whether it occurs before or after the occurrence of a Change in Control, there shall be paid to the Executive within thirty(30) days following the date of termination, in addition to any other amounts to which he shall be entitled hereunder, a gross lump sum equal to the following amount:

If the termination occurs	The amount of the
in the year below:	lump sum shall be:

2002 or 2003	$0

2004	125,000

2005	225,000

2006	325,000

2007	425,000

2008	525,000

2009	650,000

2010	825,000

2011	1,000,000

2012	1,275,000

2013	1,575,000

2014	1,950,000

Exhibit (10)(ii)

If the termination occurs	The amount of the
in the year below:	lump sum shall be:

2015	2,350,000

2016	2,750,000

         12.     Funding Upon Potential Change in Control.

                  (a)     Upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly pay to the extent it has not done so, and in any event within five (5) business days, a sum equal to the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Executive under the provisions of Sections 6 and 13 hereof, which shall be transferred to National City Bank (the “Trustee”) and added to any principal of the Trust under a Master Grantor Trust Agreement, dated November 9, 2001 between the Company and Trustee (the “Trust Agreement”).

                  (b)     Any payments of compensation, pension, severance or other benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Agreement.

         13.     Certain Additional Payments by the Company.

                  (a)     Anything in this Agreement to the contrary notwithstanding, in the event that following a Change in Control the Executive’s employment with the Company is terminated by the Company or the Executive, and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 13) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option

Exhibit (10)(ii)

(“ISO”), as defined by Section 422 of the Code (or any successor provision thereto) granted prior to the execution of this Agreement where the addition of a Gross-Up Payment would cause the ISO to lose such status, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b)     Subject to the provisions of Section 13(f), all determinations required to be made under this Section 13, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 13(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

                  (c)     The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting

Exhibit (10)(ii)

Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 13(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

                  (d)     The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of such reduction.

                  (e)     The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 13(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

                  (f)     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to

Exhibit (10)(ii)

time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 13(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 13(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g)     If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 13(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 13(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 13(f), a determination is made that the Executive

Exhibit (10)(ii)

shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 13.

         14.     Mitigation. Nothing in this Agreement shall be construed to require Executive to mitigate his damages upon termination of employment without Cause or for Good Reason. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 16 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

         15.     Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all

Exhibit (10)(ii)

attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.

         16.     Secrecy and Non-competition.

                  (a)     No Competing Employment. For so long as the Executive is employed by the Company and continuing for two (2) years after the termination of such employment for any reason (the “Non-Compete Period”), Executive shall not, unless he receives the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership (except ownership of less than one percent (1.0%) of the number of shares outstanding of any securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, compete with any of the businesses engaged in by the Company or Affiliate at the time of the termination of the Executive’s employment hereunder (such businesses are herein after referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. The restrictions imposed by this subsection shall not apply to any geographic area in which neither the Company nor any Affiliate is engaged in the Business.

                  (b)     No Interference. During the Non-Compete Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity (other than the Company), intentionally solicit, endeavor to entice away from the Company or any Affiliate or otherwise interfere with the relationship of the Company or any Affiliate with, any person who is employed by or associated with the Company or any Affiliate (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company or any Affiliate.

                  (c)     Secrecy. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder and his past employment with the Company, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company or any Affiliate, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with the Company that he will not at any time, except in performance of Executive’s obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any Affiliate, or use any such information to the detriment of the Company or any Affiliate. The term “confidential information”,

Exhibit (10)(ii)

includes, without limitation, information not previously disclosed to the public or to the trade by the Company’s management with respect to the Company’s or any Affiliate’s products, manufacturing processes, facilities and methods, research and development, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, marketing plans or strategies, financial information (including the revenues, costs or profits associated with the Company’s or any Affiliate’s products), business plans, prospects or opportunities. Executive understands and agrees that the rights and obligations set forth in this subsection 16(c) are perpetual and, in any case, shall extend beyond the Non-Compete Period and Executive’s employment hereunder.

                  (d)     Exclusive Property. Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at anytime, Executive shall promptly deliver to the Company, and shall not, without the consent of the Board (which consent shall not be unreasonably withheld), retain copies of, any written materials not previously made available to the public, records and documents made by Executive or coming into his possession concerning the business or affairs of the Company excluding records relating exclusively to the terms and conditions of his employment relationship with the Company. Executive understands and agrees that the rights and obligations set forth in this subsection 16(d) are perpetual and, in any case, shall extend beyond the Non-Compete Period and Executive’s employment hereunder.

                  (e)     Stock Ownership. Other than as specified in Section 2(c) or 16(a) hereof, nothing in this Agreement shall prohibit Executive from acquiring or holding any issue of stock or securities of any company or other business entity.

                  (f)     Injunctive Relief. Without intending to limit the remedies available to the Company, executive acknowledges that a breach of any of the covenants contained in this Section 16 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 16 or such other relief as may be required to specifically enforce any of the covenants in this Section 16.

                  (g)     Extension of Non-Compete Period. In addition to the remedies the Company may seek and obtain pursuant to subsection (f) of this Section 16, the Non-Compete Period shall be extended by any and all periods during which Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Section 16.

Exhibit (10)(ii)

         17.     Release. The receipt of payments provided for in Section 5, Section 6 and Section 13 is conditioned upon the Executive executing and delivering a release substantially in the form of Annex A hereto, and upon the expiration of the revocation period provided for in Annex A.

         18.     Breach.

                   In addition to the remedies provided for in Section 16(f), if Executive is in breach of this Agreement, then the Company may, at its sole option, (i) in the case of a breach of any provision of this Agreement, immediately terminate all remaining payments and benefits described in Section 5 or Section 6 of this Agreement, and (ii) in the case of a breach of either Section 16(a) or Section 16(c) of this Agreement, obtain reimbursement from Executive of all payments by the Company already provided pursuant to Section 5 or Section 6 of this Agreement, plus any expenses, fees and damages incurred as a result of the breach, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

         19.     Continued Availability and Cooperation.

                  (a)     In the event of a Termination, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. This cooperation by the Executive shall include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

                  (b)     In addition to Executive’s obligations under this Section 19,

Exhibit (10)(ii)

during the Non-Compete Period, Executive shall make himself available for consultation with and advice to the Company at times and for periods of time which are mutually agreeable to the Company and Executive.

         20.     Successors; Assignability.

                   (a)     By Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this subsection shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.

                   (b)     By the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated his employment for Good Reason subsequent to a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

         21.     Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company at any time prior to a Change in Control; provided, however, that any termination of employment of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a Termination of the Executive after a Change in Control for purposes of this Agreement. Executive expressly acknowledges that he is an employee at will, and that the Company may terminate him at any time during the Term for any reason if the Company makes the payments and provides the benefits provided for under Section 5 or 6 of this Agreement, and otherwise comply with its other continuing covenants in this Agreement, including without limitation, Section 4.

         22.     Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

Exhibit (10)(ii)

         23.     Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is mutually agreeable to the parties hereto and is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Notwithstanding the foregoing, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

         24.     Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         25.     Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         26.     Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at his principal residence, 26730 West River Road, Perrysburg, Ohio 43551 or to such other address as Executive shall give notice in writing in accordance herewith. If addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices at 701 Lima Avenue, Findlay, Ohio 45840 to the attention of the Board. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

         27.     Previous Agreements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations of the Employee or the Company under the Plans, except that payments pursuant to Section 5(a) or Section 6(b) shall be in lieu of any other cash severance pay provided by the Company.

         28.     Counterparts. This Agreement may be executed by either of the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Exhibit (10)(ii)

         29.     Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                   IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by an officer pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

COOPER TIRE & RUBBER COMPANY

By: Title:	/s/ P. G. Weaver VP-CFO

/s/ Thomas A. Dattilo Thomas A. Dattilo Executive

Exhibit (10)(ii)

ANNEX A

Form of Release

                  WHEREAS, there has been a Termination (as such term is defined in the Amended and Restated Employment Agreement (the “Agreement”) made and entered into on June 6, 2000 between the undersigned (the “Executive”) and COOPER TIRE & RUBBER COMPANY (“Cooper”), of the Executive’s employment from Cooper; and

                  WHEREAS, the Executive is required to sign this Release in order to receive the severance benefits as described in Section 5, Section 6 and Section 13 of the Agreement.

                  NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

                  1.     This Release is effective on the date hereof and will continue in effect as provided herein.

                  2.     In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 5, Section 6 and Section 13 of the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code

Exhibit (10)(ii)

Chapter 4112, including Sections 4112.02 and 4112.99 thereof, and any other applicable state statutes and regulations, and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;

provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, that Executive may have in the future under the Agreement or under this Release.

                  3.     Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

                  4.     Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) He has been given a period of twenty-one (21) days to review and consider the terms of this Release, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and

(d) He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to

Exhibit (10)(ii)

make further payments or provide benefits to Executive as set forth in Section 5, Section 6, and Section 13 of the Agreement.

                  5.     Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

                  6.     Executive waives and releases any claim that he has or may have to reemployment after the Termination Date as defined in the Agreement.

                  IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:	Thomas A. Dattilo Executive